Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
ISSUES SECOND HALF 2011 GUIDANCE

     Pleasanton, California, August 18, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended July 30, 2011 of $1.28, up from $1.07 for the 13 weeks ended July 31, 2010. These results represent a 20% increase on top of exceptional 30% and 52% gains in the second quarters of 2010 and 2009, respectively. Net earnings for the 2011 second quarter grew to $148.3 million, up 15% from $129.3 million in the prior year. Sales for the quarter ended July 30, 2011 increased 9% to $2.089 billion, with comparable store sales up 5% on top of a 4% gain in 2010.

     For the six months ended July 30, 2011, earnings per share were $2.76, up from $2.24 for the six months ended July 31, 2010. These results represent a 23% increase on top of outstanding earnings per share gains of 45% and 37% for the first half of 2010 and 2009, respectively. Net earnings for the six months ended July 30, 2011 were $321.2 million, up 18% from $271.6 million in the prior year period. Sales for the first six months of 2011 increased 8% to $4.164 billion, with comparable store sales up 4% on top of a robust 7% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our better-than-expected performance for both the second quarter and first six months of 2011. Our ability to increase the percentage of fresh name brand bargains our customers see, while also strictly controlling inventories and expenses, has enabled us to capitalize on our favorable position as a value retailer.”

     Mr. Balmuth continued, “Operating margin in the second quarter grew about 55 basis points to 11.7%, driven primarily by a 50 basis point reduction in selling, general and administrative expenses. Cost of goods sold declined by about 5 basis points, as higher merchandise gross margin and leverage on occupancy expenses were partially offset by an expected increase in packaway-related distribution costs as a percent of sales.”

     Discussing the Company’s financial condition, Mr. Balmuth noted, “Our balance sheet and cash flows remain healthy, and we continue to enhance stockholder returns through our stock repurchase and dividend programs. During the first six months of fiscal 2011, we repurchased 3.1 million shares of common stock for an aggregate purchase price of $230 million. We remain on track to complete by the end of fiscal 2011 approximately $450 million of our current two-year $900 million stock repurchase authorization.”

     Looking ahead, Mr. Balmuth said, “While we are pleased with our ahead-of-plan performance year to date, we believe it is prudent to be cautious in our outlook for the back half of the year mainly due to the unknown impact on consumers from the recent stock market volatility and increased economic uncertainty. It is also unclear how higher sourcing costs and expected price increases throughout all of retail will impact our business. As a result, although we hope to do better, our sales and earnings targets for the second half of 2011 remain unchanged. For the third quarter ending October 29, 2011, we are projecting same store sales to increase 1% to 2% and earnings per share of $1.00 to $1.04. For the fourth quarter ending January 28, 2012, we are forecasting a 2% to 3% increase in comparable store sales and earnings per share of $1.53 to $1.59. Earnings per share for the 2011 fiscal year ending January 28, 2012 are now projected to be $5.29 to $5.39. This updated range compares to our previous guidance of $5.16 to $5.31 and represents forecasted growth of 14% to 16% over earnings per share of $4.63 in fiscal 2010.”

     The Company will provide additional details about its second quarter results and management’s outlook for the third and fourth quarters of 2011 on a conference call to be held on Thursday, August 18, 2011 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 25, 2011 at 706-645-9291, ID # 90617064.

     Forward-Looking Statements: This press release and the conference call comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 10-Q and 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2010 revenues of $7.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,013 locations in 27 states and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 78 dd’s DISCOUNTS® locations in six states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
($000, except stores and per share data, unaudited)	2011	2010	2011	2010
Sales	$2,089,410	$1,911,760	$4,163,986	$3,846,538

Costs and Expenses
Costs of goods sold	1,524,307	1,395,785	3,005,513	2,801,867
Selling, general and administrative	320,885	303,402	630,045	597,874
Interest expense, net	2,569	2,436	5,064	4,824
Total costs and expenses	1,847,761	1,701,623	3,640,622	3,404,565

Earnings before taxes	241,649	210,137	523,364	441,973
Provision for taxes on earnings	93,373	80,861	202,115	170,350
Net earnings	$148,276	$129,276	$321,249	$271,623

Earnings per share
Basic	$1.30	$1.09	$2.81	$2.28
Diluted	$1.28	$1.07	$2.76	$2.24

Weighted average shares outstanding (000)
Basic	113,652	118,615	114,208	119,222
Diluted	115,588	120,562	116,204	121,243

Dividends
Cash dividends declared per share	$0.22	$0.16	$0.22	$0.16

Stores open at end of period	1,091	1,036	1,091	1,036

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	July 30,	July 31,
($000, unaudited)	2011	2010
Assets

Current Assets
Cash and cash equivalents	$512,716	$772,671
Short-term investments	959	2,491
Accounts receivable	57,943	53,079
Merchandise inventory	1,189,523	915,704
Prepaid expenses and other	93,358	66,653
Current deferred income taxes, net	15,363	4,249
Total current assets	1,869,862	1,814,847

Property and equipment, net	1,042,679	945,335
Long-term investments	6,243	18,535
Other long-term assets	136,491	72,146
Total assets	$3,055,275	$2,850,863

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$709,143	$745,461
Accrued expenses and other	270,636	244,460
Accrued payroll and benefits	184,952	181,611
Income taxes payable	-	8,070
Total current liabilities	1,164,731	1,179,602

Long-term debt	150,000	150,000
Other long-term liabilities	198,234	184,324
Long-term deferred income taxes, net	116,381	80,088

Commitments and contingencies

Stockholders’ Equity	1,425,929	1,256,849
Total liabilities and stockholders’ equity	$3,055,275	$2,850,863

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	July 30,	July 31,
($000, unaudited)	2011	2010
Cash Flows From Operating Activities
Net earnings	$321,249	$271,623
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77,416	80,161
Stock-based compensation	19,280	18,253
Deferred income taxes	19,818	(23,337)
Tax benefit from equity issuance	12,336	8,801
Excess tax benefit from stock-based compensation	(11,829)	(8,597)
Change in assets and liabilities:
Merchandise inventory	(102,606)	(43,206)
Other current assets	(22,264)	(16,880)
Accounts payable	(32,338)	106,831
Other current liabilities	(119,906)	(89,771)
Other long-term, net	509	959
Net cash provided by operating activities	161,665	304,837

Cash Flows From Investing Activities
Additions to property and equipment	(145,720)	(88,122)
Purchases of investments	-	(6,842)
Proceeds from investments	10,168	5,020
Increase in restricted cash and investments	(73,465)	-
Net cash used in investing activities	(209,017)	(89,944)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	11,829	8,597
Proceeds from issuance of common stock related to stock plans	10,322	20,366
Treasury stock purchased	(14,157)	(7,442)
Repurchase of common stock	(230,227)	(192,982)
Dividends paid	(51,623)	(39,104)
Net cash used in financing activities	(273,856)	(210,565)

Net (decrease) increase in cash and cash equivalents	(321,208)	4,328

Cash and cash equivalents:
Beginning of period	833,924	768,343
End of period	$512,716	$772,671

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$225,265	$225,628

Non-Cash Investing Activities
Increase in fair value of investment securities	$128	$604